UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2020

ARDELYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001‑36485	26‑1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

34175 Ardenwood Blvd.

Fremont, CA 94555

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 745‑1700

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	ARDX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

(a)

On March 12, 2020, Annalisa Jenkins, M.B.B.S., F.R.C.P., notified the Board of Directors (the “Board”) of Ardelyx, Inc. (the “Company”) of her decision to resign from the Board, the Audit Committee of the Board and the Nominating and Governance Committee of the Board effective immediately, in order to focus on her other business commitments. Dr. Jenkin’s resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 12, 2020, the Company appointed Onaiza Cadoret-Manier as a member of the Board, effective immediately, to serve as a Class I director until the Company’s 2021 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Following Ms. Cadoret-Manier’s appointment, the Class I directors will consist of William Bertrand, Jr., Esq., Jan Lundberg, Ph.D. and Ms. Cadoret-Manier.

Ms. Cadoret-Manier was also appointed to serve as a member of the Nominating and Governance  Committee of the Board effective immediately. Following the effective date of Ms. Cadoret-Manier’s appointment, the Nominating and Governance  Committee will consist of Gordon Ringold, Ph.D., as chairman, Geoffrey Block, M.D., William Bertrand, Jr., Esq. and Ms. Cadoret-Manier.

The Board has determined that Ms. Cadoret-Manier is independent as defined in Listing Rule 5605 of the Nasdaq Stock Market LLC for purposes of serving on the Board. Pursuant to the Company’s compensation program for its non-employee directors (the “Director Compensation Program”), upon her appointment to the Board, Ms. Cadoret-Manier will automatically be granted an option to purchase 65,890 shares of the Company’s common stock (the “Option”). The shares subject to Ms. Cadoret-Manier’s Option will have a per share exercise price equal to the last reporting sale price reported by the Nasdaq Stock Market on the date of grant, and the Option will vest over three years in substantially equal installments on each monthly anniversary of the grant date for so long as Ms. Cadoret-Manier remains on the Board through each such vesting date. In addition, Ms. Cadoret-Manier will be entitled to receive annual cash retainers in the amount of $40,000 per year for her service on the Board and $5,000 per year for her service on the Nominating and Governance  Committee and any other compensation provided pursuant to the Director Compensation Program.

The Company intends to enter into its standard form of indemnification agreement with Ms. Cadoret-Manier.

(c)

On March 12, 2020, the Company appointed Keith Santorelli as the Company’s acting principal financial and accounting officer. Mr. Santorelli, age 46, is a Certified Public Accountant with over 25 years of finance and accounting experience. Mr. Santorelli is President and Lead Consultant at Thomas Advisory Partners, LLC, a consultancy. Prior to joining the Company on an interim contract basis, Mr. Santorelli served as chief accounting officer and chief financial officer and/or held executive-level finance roles at various privately held and publicly traded companies, including most recently at Dicerna Pharmaceuticals, Inc., where Mr. Santorelli served as Vice President, Finance and Corporate Controller from November 2016 to May 2018. Mr. Santorelli is providing services to the Company under a Consulting and Services Agreement by and between the Company and Thomas Advisory Partners, LLC (the “Consulting Agreement”). Pursuant to the Consulting Agreement, the Company has agreed to pay Mr. Santorelli at an hourly rate expected to represent approximately $56,000 per month, and to reimburse any reasonable out-of-pocket business expenses incurred by Mr. Santorelli in performing the services.

Mr. Santorelli has not been involved in any transactions that would require disclosure under Item 404(a) of Regulation S-K and does not have a family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2020	ARDELYX, INC.

	By:	/s/ Elizabeth Grammer
Elizabeth Grammer
Chief Legal and Administrative Officer and Secretary